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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                          PROFFITT'S CREDIT CORPORATION



                                    ARTICLE I

                                      NAME

         The name of the Corporation is Proffitt's Credit Corporation.


                                   ARTICLE II

                     REGISTERED OFFICE AND REGISTERED AGENT

         The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the Corporation is Schreck, Jones & Godfrey, Chartered, 600 East Charleston Blvd., Las Vegas, Clark County, Nevada 89104. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.


                                   ARTICLE III

                               CORPORATE PURPOSES

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage exclusively in the following activities:

         (a) to purchase or otherwise acquire from time to time any or all right, title and interest in, to and under certain receivables generated by Proffitt's, Inc., a Tennessee corporation ("Proffitt's), and/or certain affiliates of Proffitt's from time to time in its ordinary course of business, monies due thereunder, any related fees and charges, security interests in the property, if any, financed thereby, and related rights (collectively, "Receivables"), and to enter into any related agreements with third parties or any affiliates;
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         (b) to purchase, acquire, own, hold, service, process, settle, collect, sell, securitize, assign, pledge and otherwise deal with the Receivables, collateral securing the Receivables and any proceeds or further rights associated with any of the foregoing and to enter into any related agreements with third parties or any affiliates;

         (c) to manage and service the Receivables pursuant to one or more servicing agreements or other agreements (the "Agreements") to be entered into by and among, among others, the Corporation, and any entity acting as servicer of the Receivables;

         (d) to borrow funds and issue evidences of indebtedness in respect thereof, and to sell and assign Receivables or interests in Receivables and issue evidences of ownership or assignment in respect thereof, in each case in order to finance or facilitate the purchase of Receivables, and to secure such borrowings and indebtedness, as well as obligations incurred by the Corporation in connection therewith or in connection with such sales, assignments and ownership, with (and pledge and grant liens on and security interests in) assets acquired from time to time by the Corporation and by other assets and properties which the Corporation owns from time to time or in which it otherwise has a right, title or interest; and

         (e) to engage in any activity and to exercise any powers permitted to a corporation under the laws of the State of Nevada that are incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.


                                   ARTICLE IV

                               CORPORATE EXISTENCE

         The Corporation is to have perpetual existence.


                                    ARTICLE V

                                  CAPITAL STOCK

         The total number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares designated as Common Stock and the par value of each such share of Common Stock is one dollar ($1.00), amounting in the aggregate to one thousand dollars ($1,000.00).



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                                  ARTICLE VI

                           DENIAL OF PREEMPTIVE RIGHTS

         No holder of any class of capital stock of the Corporation, whether now or hereafter authorized, shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for capital stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or whether issued for cash property or services.


                                   ARTICLE VII

          NO LIABILITY OF HOLDERS OF CAPITAL STOCK FOR CORPORATE DEBTS

         The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.


                                  ARTICLE VIII

                              BUSINESS COMBINATIONS

         The Corporation expressly elects not to be governed by Nevada Revised Statutes Sections 78 411-78 444.


                                   ARTICLE IX

                               BOARD OF DIRECTORS

         The members of the governing board of the Corporation are styled as directors. The Board of Directors of the Corporation shall consist of at least six (6) individuals who shall be elected in such manner as shall be provided in the Bylaws of the Corporation. At least two of the directors of the Corporation shall be Independent Directors as set forth in Article XI. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

         The name and post office box or street address of the directors constituting the first Board of Directors, which shall be six (6) in number, are:

                  NAME                       ADDRESS

                  Doug Coltharp              750 Lakeshore Parkway
                                             Birmingham, Alabama 35211


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                  Doug Markham               3455 Highway 80 West
                                             Jackson, Mississippi 39209-7294

                  John White                 3455 Highway 80 West
                                             Jackson, Mississippi 39209-7294

                  Monte Miller               Bank of America Plaza
                                             Suite 1100
                                             300 South Fourth Street
                                             Las Vegas, Nevada 89101

                  Andrew L. Stidd            Global Securitizations
                                             53 Wall Street
                                             New York, New York 10005

                  Kevin Burns                Global Securitizations
                                             53 Wall Street
                                             New York, New York 10005


                                    ARTICLE X

                          POWERS OF BOARD OF DIRECTORS

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

         (a) To make, alter, amend or repeal the Bylaws, except as otherwise expressly provided in any Bylaw adopted by the holders of the capital stock of the Corporation entitled to vote thereon. Any Bylaw may be altered, amended or repealed by the holders of the capital stock of the Corporation entitled to vote thereon at any annual meeting or at any special meeting called for that purpose.

         (b) To determine the use and disposition of any surplus and net profits of the Corporation, including the determination of the amount of working capital required, to set apart out of any of the funds of the Corporation, whether or not available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserves in the manner in which it was created.

         (c) To designate, by resolution passed by a majority of the whole Board of Directors, one or more committees, each committee to consist of one or more directors of the Corporation at least one of which shall be an Independent Director (as defined in Article XI below), which, to the extent provided in the resolution designating the committee or in the Bylaws of the Corporation, shall, subject to the limitations prescribed by law or otherwise in these Articles of Incorporation, have and may exercise all the


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powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require such seal. Such committee or committees shall have such name or names as may be provided in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by a majority of the whole Board of Directors.

         (d) To exercise, in addition to the powers and authorities hereinbefore or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless to the provisions of the laws of the State of Nevada and of these Articles of Incorporation and of the Bylaws of the Corporation.

                                   ARTICLE XI

                              INDEPENDENT DIRECTORS

         The Board of Directors of the Corporation shall at all times include at least two Independent Directors. To the fullest extent permitted by applicable law, including the General Corporation Law of the State of Nevada as in effect from time to time, the Independent Directors' fiduciary duty in respect of any decision on any matters referred to in Article XVI shall be to the Corporation (including its creditors) rather than solely to the Corporation's shareholders. In furtherance of the foregoing, when voting on matters subject to the vote of the Board of Directors, including those matters specified in Article XVI, notwithstanding that the Corporation is not then insolvent, an Independent Director shall take into account the interests of the creditors of the Corporations as well as the interests of the Corporation. An Independent Director may not be removed without the appointment of a successor Independent Director. For purposes of this Article XI, (a) "Independent" shall mean, when used with respect to any Person, a Person who (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in the Corporation or in any Affiliate of the Corporation, and (iii) is not, and has not been within the immediately preceding two years, connected as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions with the Corporation, any Affiliate of the Corporation or any Person with a material direct or indirect financial interest in the Corporation, (b) "Person" shall mean any individual, corporation, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing, and (c) "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.


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                                   ARTICLE XII

                              ELECTION OF DIRECTORS

         Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE XIII

                               DIRECTORS PROTECTED

         (a) A director shall be fully protected in relying in good faith upon the books of account or other records of the Corporation or statements prepared by any of its officers or by independent public accountants or by an appraiser selected with reasonable care by the Board of Directors as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation's capital stock might properly be purchased or redeemed.

         (b) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for beach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Nevada Revised Statutes Section 78 300, or (iv) for any transactions for which the director derived any improper personal benefit. No amendment to or repeal of the provisions set forth in the preceding sentence shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE XIV

                    TRANSACTIONS WITH DIRECTORS AND OFFICERS

         No contract or transaction between the Corporation and one or more of its directors, officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereon which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (a) the material facts as to his relationship or interest as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum,


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or (b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of a majority of the stockholders, or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE XV

                          INDEMNIFICATION OF DIRECTORS,

                               OFFICERS AND OTHERS

         (a) Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, or is or was serving at the request of the Corporation as a director (including an Independent Director), officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time against all expenses, liabilities and losses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         (b) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) of this Article XV, or in defense of any claim, issue or matter herein, he shall be indemnified by the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by the Corporation other than the determination, in good faith, that such defense has been successful in all other cases wherein indemnification is provided by this Article XV, unless ordered by a court, indemnification shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct specified in this Article XV. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (ii) by the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon.


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         (c) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Entry of a judgment by consent as part of a settlement shall not be deemed a final adjudication of liability for negligence or misconduct in the performance of duty, nor of any other issue or matter.

         (d) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an understanding by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation. Expenses (including attorneys' fees) incurred by other employees or agents or the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         (e) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Nevada Revised Statutes Section 78 300 or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section (e) shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         (f) The indemnification and advancement of expenses provided by this
Article XV shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                                   ARTICLE XVI

                             CORPORATE RESTRICTIONS

         Notwithstanding any other provision of these Articles of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not,


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without the affirmative vote or consent of 100% of the members of the Board of
Directors (including, in each case, the Independent Directors), do any of the following:

         (a) engage in any business or activity other than those set forth in
Article III,

         (b) incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than (i) indebtedness arising from salaries, fees and expenses to its professional advisors and counsel, directors, officers and employees, (ii) indebtedness in respect of servicing fees (or similar fees relating to the processing and administration of the Receivables) incurred in the ordinary course of the Corporation's business pursuant to agreements with third parties or any affiliates acting as servicer of the Receivables or any portion thereof (or acting in a similar capacity relating to the processing and administration of the Receivables), (iii) other indebtedness not exceeding $9,750.00 at any one time outstanding, on account of incidentals of services supplied or furnished to the Corporation and (iv) indebtedness incurred in connection with the acquisition of the Receivables in the ordinary course of the Corporation's business as set forth in Article III,

         (c) dissolve or liquidate or take corporate action in furtherance of any such action,

         (d) consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

             (i) the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation is organized and existing under the laws of any State of the United States or the District of Columbia, expressly assumes the due and punctual payment or performance of any and all obligations of the Corporation and has Articles of Incorporation containing provisions substantially identical to the provisions of
             Article III, Article XI, this Article XVI and Article XVIII,

             (ii) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness, and

             (iii) such action shall be authorized by the affirmative vote of a majority of the stockholders of the Corporation entitled to vote thereon,

         (e) sell, securitize or otherwise engage in a bulk transfer of the Receivables (without regard to whether such action otherwise would be permitted pursuant to the preceding paragraph (d)),


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         (f) delete, amend, supplement or otherwise modify in any material respect the terms and provisions of the primary agreements relating to the acquisition, servicing or financing of the Receivables once entered into the ordinary course of the Corporation's business as set forth in Article III,

         (g) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action,

         (h) delete, amend, supplement or otherwise modify any provision of these Articles of Incorporation,

         (i) delete, amend, supplement or otherwise modify any part of Articles II, III, IV, V or IX of the Bylaws of the Corporation, or

         (j) increase or reclassify the capital stock of the Corporation or issue any additional shares of capital stock of the Corporation.

                                  ARTICLE XVII

                          RESERVATION OF RIGHT TO AMEND

                            ARTICLES OF INCORPORATION

         Subject to the limitations set forth in Article XVI, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the law of the State of Nevada, and all rights of the stockholders herein are granted subject to this reservation.

                                  ARTICLE XVIII

                              CORPORATE PROCEDURES;

                        MAINTENANCE OF SEPARATE BUSINESS

         The Corporation shall at all times (a) to the extent the Corporation's office is located in the offices of any affiliate of the Corporation, pay fair market rent for its office space located in the offices of such affiliate and a fair share of any overhead costs, (b) maintain the Corporation's books, financial statements, accounting records and other


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corporate documents and records separate from those of an affiliate or any other entity, (c) not commingle the Corporation's assets with those of any affiliate or any other entity, and not hold itself out as being liable for the debts of another, (d) maintain the Corporation's books of account and payroll (if any) separate from those of any affiliate of the Corporation, (e) act solely in its corporate name and through its own authorized officers and agents, invoices and letterhead, (f) separately manage the Corporation's liabilities from those of any of its affiliates and pay its own liabilities, including all administrative expenses for its own separate assets, provided that the Corporation's stockholder or other affiliates may pay certain of the organizational costs of the Corporation, and the Corporation shall reimburse any affiliate for its allocable portion of shared expenses paid by such affiliate, (g) pay from the Corporation's assets all obligations and indebtedness of any kind incurred by the Corporation, and (h) operate in such a manner that it would not be substantively consolidated with any other entity. The Corporation shall abide by all corporate formalities, including the maintenance of current minute books, and the Corporation shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Corporation and its assets and liabilities. The Corporation shall not assume the liabilities of any affiliate, and shall not guarantee the liabilities of any affiliate. The officers and directors of the Corporation (as appropriate) shall make decisions with respect to the business and daily operations of Corporation independent of and not dictated by any affiliate of the Corporation.

                                   ARTICLE XIX

                                  INCORPORATOR

         The name and mailing address of the Incorporator signing these Articles of Incorporation is as follows:

         Name                                Mailing Address

         Stephen M. Sullivan, Esq.           600 East Charleston Blvd.
                                             Las Vegas, Nevada 89104.

         IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 3rd day of January 1997.


                                    /s/ Stephen M. Sullivan, Esq.
                                    --------------------------------------------
                                    Stephen M. Sullivan, Esq.


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